100 King Street West, Suite 5700, Toronto, Ontario, Canada, M5X 1C7
Tel: +1 (416) 915-4149

444 Cedar Street, Suite 2060, St. Paul, MN 55101
Tel: +1 (651) 389-4100

www.polymetmining.com

TSX: POM, NYSE MKT: PLM

NEWS RELEASE	2016-14

POLYMET RAISES TOTAL OF $30.1 MILLION WITH COMPLETION OF SECOND TRANCHE OF NEW EQUITY CAPITAL

St. Paul, Minn., October 28, 2016 – PolyMet Mining Corp. (“PolyMet” or the “Company”) TSX:POM; NYSE MKT:PLM – announced today that it has completed its previously announced private placement with Glencore AG, a wholly-owned subsidiary of Glencore plc (“Glencore”). The Company issued to Glencore 14,111,251 units (the “Units”) at a price of $0.75 per Unit for gross proceeds of $10.6 million. All amounts are in U.S. funds.

The Units were purchased by Glencore pursuant to its right to maintain its pro rata ownership following the private placement that closed on October 18, 2016 comprising 22,000,167 Units placed by Paradigm Capital Inc. for gross proceeds of $16.5 million and 3,963,000 Units placed directly by the Company for gross proceeds of $3.0 million. All Units were issued on the same terms.

The sale of Units to Glencore was in a private transaction that is exempt from the registration requirements of the U.S. Securities Act of 1933 as amended. Each Unit consists of one common share and one half of one common share purchase warrant, each whole warrant exercisable for one common share at a price of $1.00 per share for a period beginning 6 months following the issue date and ending 60 months after the issue date, subject to acceleration in certain circumstances.

Glencore holds $40.0 million secured convertible debentures and $62.440 million secured non-convertible debentures, including initial principal and interest capitalized through September 30, 2016. The private placement triggered an adjustment to the conversion price of the secured convertible debentures from $1.2920 per share to $1.2696 per share. PolyMet also issued to Glencore warrants to purchase 625,000 Common Shares at $0.7797 per share as an incentive for the previously-announced extension of the maturity date of the convertible and non-convertible debentures held by Glencore to March 31, 2018 or such earlier time if it is prudent for the Company to repay the debentures.

As a result of these transactions, PolyMet now has 317,930,624 shares issued and outstanding of which Glencore owns 92,836,072 shares or 29.2% .. PolyMet has issued warrants to purchase an additional 27,780,213 shares exercisable at an average price of $0.9499 per share, of which 14,138,627 shares with an average exercise price of $0.9095 are held by Glencore. Upon conversion of the secured convertible debentures, Glencore would receive an additional 31,505,866 common shares. PolyMet has also issued incentive options and restricted stock units for a total of 20,377,106 common shares.

On a fully diluted basis, PolyMet would have 397,593,809 shares issued and outstanding of which Glencore would own 138,480,565 shares or 34.8% . Upon conversion of the secured convertible debt and exercise of all outstanding warrants and options, PolyMet would receive $47.9 million cash in addition to the $29.0 million net proceeds from the private placements and conversion of $40.0 million of debt.

“Completion of this financing is important for PolyMet as we proceed through the state’s decisions on permitting for the NorthMet Project,” stated Jon Cherry, PolyMet president and CEO.

“I am very pleased with the continued support of Glencore and other long-term shareholders along with new shareholders that Paradigm Capital brought to the table ,” Cherry concluded.

The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered or sold in the United States absent registration under the U.S. Securities Act of 1933, as amended, and any applicable state securities laws, or compliance with an exemption therefrom. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

* * * * *

About PolyMet

PolyMet Mining Corp. (www.polymetmining.com) is a publicly-traded mine development company that owns 100 percent of Poly Met Mining, Inc., a Minnesota corporation that controls 100 percent of the NorthMet copper-nickel-precious metals ore body through a long-term lease and owns 100 percent of the Erie Plant, a large processing facility located approximately six miles from the ore body in the established mining district of the Mesabi Iron Range in northeastern Minnesota. Poly Met Mining, Inc. has completed its Definitive Feasibility Study. The NorthMet Final EIS was published in November 2015, preparing the way for decisions on permit applications. NorthMet is expected to require approximately two million hours of construction labor, creating approximately 360 long-term jobs, a level of activity that will have a significant multiplier effect in the local economy.

About Glencore plc

Glencore plc is one of the world’s largest global diversified natural resource companies. As a leading integrated producer and marketer of commodities with a well-balanced portfolio of diverse industrial assets, Glencore plc is strongly positioned to capture value at every stage of the supply chain, from sourcing materials deep underground to delivering products to an international customer base.

Glencore plc’s industrial and marketing activities are supported by a global network of more than 90 offices located in over 50 countries. Glencore plc's diversified operations comprise over 150 mining and metallurgical sites, offshore oil production assets, farms and agricultural facilities. Glencore plc currently employs approximately 181,000 people.

For further information, please contact:

Media
Bruce Richardson
Corporate Communications
Tel: +1 (651) 389-4111
brichardson@polymetmining.com

Investor Relations
Jenny Knudson
Investor Relations
Tel: +1 (651) 389-4110
jknudson@polymetmining.com

For enquiries about Glencore, please contact:

Glencore plc
c/o Glencore AG
Baarermattstrasse 3
CH-6340 Baar
Switzerland
Telephone: +41 41 709 2000

PolyMet Disclosures

This news release contains certain forward-looking statements concerning anticipated developments in PolyMet’s operations in the future. Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” “projects,” “plans,” and similar expressions, or statements that events, conditions or results “will,” “may,” “could,” or “should” occur or be achieved or their negatives or other comparable words. These forward-looking statements may include statements regarding the ability to receive environmental and operating permits, job creation, and the effect on the local economy, placement of additional Units, the use of proceeds of the Offering, or other statements that are not a statement of fact. Forward-looking statements address future events and conditions and therefore involve inherent known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to risks facing PolyMet or due to actual facts differing from the assumptions underlying its predictions.

PolyMet’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and PolyMet does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations and opinions should change.

Specific reference is made to PolyMet’s most recent Annual Report on Form 20-F for the fiscal year ended January 31, 2016 and in our other filings with Canadian securities authorities and the U.S. Securities and Exchange Commission, including our Report on Form 6-K providing information with respect to our operations for the three and six months ended July 31, 2016, for a discussion of some of the risk factors and other considerations underlying forward-looking statements.

The TSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Glencore Disclosures

Following the completion of this private placement, Glencore currently holds 92,836,072 common shares of PolyMet, representing approximately 29.2% of PolyMet’s issued and outstanding common shares.

The NYSE MKT and TSX have approved issuance of up to 34,088,352 common shares upon exercise of the Exchange Warrant which would result in Glencore holding 126,924,424 common shares representing approximately 36.0% of the outstanding common shares of PolyMet (assuming no other warrants were exercised and no shares committed under existing compensation agreements were issued by PolyMet.) Including 14,138,627 shares issuable upon exercise of other warrants held by Glencore, but excluding issuance of sharesupon exercise of other warrants or shares committed to others under existing share compensation agreements, Glencore would hold a total of 141,063,051 common shares representing approximately 38.5% of PolyMet’s partially diluted common shares (again assuming no other shares committed under existing compensation agreements were issued by PolyMet.) Glencore’s decision to enter into the transactions described in this news release was made for investment purposes. Glencore will continue to review its investment alternatives from time to time and may determine to increase or decrease its equity ownership in PolyMet through the acquisition or sale of additional outstanding common shares or other securities of PolyMet through open market or privately negotiated transactions in accordance with applicable securities laws.

Persons who wish to obtain a copy of the early warning report to be filed by Glencore in connection with this transaction may obtain a copy of such report from www.sedar.com or by contacting Glencore at the telephone number and address listed below.

For enquiries about Glencore, including to request a copy of the related early warning report, please contact:

Glencore plc
c/o Glencore AG
Baarermattstrasse 3
CH-6340 Baar
Switzerland

Telephone: +41 41 709 2000